Structured Capital StrategiesSM Series All Series Enrollment Form/Application Additional Instructions

Please refer to the prospectus for the most thorough explanation of this product and its features.

Traditional and Roth IRAs

When You Can Make “Regular” Contributions

“Regular” Traditional IRA or Roth IRA contributions up to the maximum amount permitted by federal tax law can be made for the current calendar year or can be made between January 1 and April 15 of the current calendar year and designated as being made for the immediately preceding calendar year. If you do not designate the appropriate year, we will treat the

“regular” contribution as being made for the current calendar year.

Traditional IRA

(owner/annuitant Special Instructions age 70 1/2 or older)

The “Request to effect IRA or other qualified account direct rollover/transfer to a new Variable Annuity Series IRA” (cat.

no. 146175) form is required if you are checking any of the options under “Traditional IRA” or for any inbound IRA direct transfer or direct rollover.

If this is a Traditional IRA and you are or will be at least age 70 1/2 in the current calendar year, your contribution must be net of the required minimum distribution for the tax year in which the Certificate/Contract will be issued. This rule applies regardless of whether the source of funds is a direct rollover from a TSA qualified plan or traditional IRA rollover or transfer. Before you sign the enrollment form/application, you should consult with your tax adviser to make sure you are in compliance with minimum distribution requirements that may apply to you.

Roth IRA

Special Instructions

The “Request to effect IRA or other qualified account direct rollover/transfer to a new Variable Annuity Series IRA” (cat.

no. 146175) form is required if you are checking any of the options under “Roth IRA”, or for any inbound Roth IRA direct transfer or direct rollover.

If you are purchasing a Roth IRA by using a conversion rollover from a Traditional IRA, please discuss with your tax adviser the following considerations before you complete the enrollment form/application.

• The conversion of your traditional IRA will be taxable.

• Amounts contributed to this Certificate/Contract could be subject to a 6% excise tax on excess contributions to a

Roth IRA if you violate any of these rules.

• If you are or will be at least age 70 1/2 in the calendar year you are converting traditional IRA funds, your conversion rollover contribution to the Roth IRA must be net of the required minimum distribution for the tax year which applies to your traditional IRA.

(Additional instructions continued on next page.)

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Additional

Type of Contract

Forms

Special Instructions

Needed

Trust

146172

None

Other Non-natural Owner

UGMA/UTMA

None

The Owner information must contain the Custodian’s information. The minor child’s social security number must be shown when UGMA/UTMA is selected as the type of owner. The owner named in Section 2 must be the estate of the annuitant.

Direct Rollover/Transfer IRAs

146175

The owner and the annuitant must be the same person. If the annuitant/

(Traditional or Roth)

owner is age 70 1/2 special rules may apply. Please refer to the prospectus.

Non-Qualified (NQ)

Qualified Plan —

The Owner information must also contain:

Defined Contribution (DC)

150092/

& Defined Benefit (DB)

146172/

1) the Employer Name and

(All QPDB/QPDC contracts

Applicable

2) the Employer Plan Name.

only available as non-qualified

ERISA form

*See page 3 for additional instructions

contracts) -

(Series ADV is not available)

Non-Qualified (NQ)

146170

This form is only required for section 1035 exchanges.

146171

This form is used to transfer money from a Certificate of Deposit or from a

Mutual Fund.

146173

This form is required for Partial 1035 exchanges.

Section 2. Account Registration—Owner

Please note the additional forms required to fill out this section.

Section 5. Contract Specifics—Initial Contribution Information

Please see the prospectus for contract minimums and maximums before entering your Total Initial Contribution.

Contract Specifics - Type of Contract	Minimum Initial Contribution Required
All Contracts	$25,000

Note: Maximum contribution limits may apply.

Section 5. Contract Specifics – Method of Payment

Please refer to the instructions for Sections 2 and 6 for additional forms needed. All checks must be made payable to AXA Equitable and received in the Processing office by the required deadline. In a 1035 exchange, rollover or direct transfer, the Certificate/Contract is not issued until the funds are received by AXA Equitable. Please speak with your Financial

Professional for more details.

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*Special Contribution Application (DC) Plans, Instructions Opened Applicable as Non-Qualified to Qualified Only Plan—Defined Benefit (DB) and Defined

Part 1. Account Type: Check “A,” “Non-Qualified.”

Part 2A. Owner: Check “Trust.”

Part 2A. Do not check “Male,” “Female” or “Owner and annuitant is the same.” Leave those boxes blank. Enter the name of the defined benefit plan’s trust as owner; for example, “The Whistlestop Café Defined Benefit Trust.” Enter the Employer Identification Number (EIN) associated with the trust on the Taxpayer Identification

Number line. Enter the trust’s legal address.

Part 2B. Answer the Patriot Act Information about the trustee.

Part 3A. Joint Owner/Annuitant: Check the “Annuitant” box. Enter the name and identifying information of any individual the trustee chooses to be the annuitant. Note that the contract terminates when the annuitant dies.

Part 4. Beneficiary Information: The beneficiary of the contract must be the trust.

Parts 5-8. Complete these sections in the same manner as any individually owned Structured Capital Strategies contract.

Part 9. The trustee must sign on behalf of the trust as owner. The individual designated as the annuitant must also sign.

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